Exhibit 23.3

CONSENT OF MARSHALL MILLER & ASSOCIATES INC.

Marshall Miller & Associates, Inc. hereby consents to the references to our firm in this Registration Statement on Form S-8. We hereby further consent to the use in the Annual Report of information contained in our various reports dated February 2014, March 2015, November 2015, December 2015, November 2016 and March 2017 relating to estimates of certain coal reserves.

Marshall Miller & Associates Inc.

By:	/s/ Justin Douthat
Name:	Justin S. Douthat
Title:	Vice President, Manager of Engineering
Dated:	October 31, 2018